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                 CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use of our reports dated July 23, 1999 on the financial statements of the General Portfolio, New York Portfolio, California Portfolio, Connecticut Portfolio, New Jersey Portfolio, Virginia Portfolio, Florida Portfolio, and Massachusetts Portfolio, series of Alliance Municipal Trust, referred to therein in Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A, File No. 2-79807, as filed with the Securities and Exchange Commission.

We also consent to the reference to our firm in the Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the caption "Accountants."


                             McGladrey & Pullen, LLP

New York, New York
October 26, 1999




























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